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                                                                Exhibit 99(c)(1)


                    CONFIDENTIALITY AND STANDSTILL AGREEMENT



          This agreement will confirm our possible interest in preliminary discussions ("DISCUSSIONS") which might lead to some form of negotiated transaction between the parties (the "TRANSACTION"). During such Discussions, we, which term (as well as the terms "us" and "party" when referring to Lockheed Martin Corporation shall include Lockheed Martin Corporation and its affiliates and their directors, officers, employees and Representatives (as hereinafter defined) and you, which term (as well as the term "party" when referring to Loral Corporation shall include Loral Corporation and its affiliates and their directors, officers, employees and Representatives, may determine that it is necessary and appropriate to exchange certain information relating to us or you respectively. Any such information (whether written or oral) furnished (whether before or after the date hereof) by you to us or by us to you, including your or our respective financial advisors, attorneys, accountants or agents (collectively, "REPRESENTATIVES") and all analyses, compilations, forecasts, studies or other documents prepared by you or by us in connection with your or our review of, or interest in, the Discussions or the Transactions which contain or reflect any such information is hereinafter referred to as the "INFORMATION." The term Information will not include information which (i) is or becomes publicly available other than as a result of a disclosure by the receiving party or (ii) is or becomes available to the receiving party on a nonconfidential basis from a source (other than that party) which, to the best of the receiving party's knowledge, is not prohibited from disclosing such information to it by a legal, contractual or fiduciary obligation, or (iii) is independently developed by the receiving party without reference to the Information.

          Accordingly, it is hereby agreed that:

1. Each of the parties (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the prior written consent to the party which furnished the Information, disclose the Information in any manner whatsoever, and (ii) will not use the Information other than in connection with the Transaction. Information may be revealed to a receiving party's Representatives only if such Representatives (a) need to know the Information for the purpose of evaluating, or advising the receiving party with respect to the Transaction, (b) are informed of the confidential nature of the Information and (c) agree to act in accordance with the terms of this agreement.

2. Each of the parties will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the other party's prior written consent, disclose to any person the fact that the Information exists or has been made available, that either party is considering the Transaction, or that discussions or negotiations are taking or have taken place concerning the Transactions or any term, condition or other fact relating to any such Transaction or such discussions or negotiations, including, without limitation, the status thereof.
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3.   In the event that we are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, we will notify you promptly so that you may seek a protective order or other appropriate remedy or, in your sole discretion, waive compliance with the terms of this agreement. Similarly, in the event that you are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information provided by us, you will notify us promptly so that we may seek a protective order or other appropriate remedy or in our sole discretion, waive compliance with the terms of this agreement. In the event that no such protective order or other remedy is obtained, that we or you waive compliance with the terms of this agreement, or that disclosure is legally required, the disclosing party will furnish only that portion of the information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. If either party determines to cease discussions and/or not to proceed with a Transaction, it will promptly inform the other party of that decision.
     In that case, each party at its sole election will either (i) promptly destroy all copies of the written Information in its possession and confirm such destruction to the other party in writing, or (ii) promptly deliver to the other party at the returning party's expense all copies of the written Information in its possession.

5. The parties acknowledge that neither party or any of its controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information furnished to the other party, and the parties agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. The parties further agree that they are not entitled to rely on the accuracy or completeness of the Information and that they will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to a Transaction, subject to such limitation and restrictions as may be contained therein.

6. The parties acknowledge that they are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

7. For a period of three years from the date of this agreement, neither you nor we nor any of either of our controlled subsidiaries, will, unless specifically invited by the other party ("party" in this paragraph 7 and in paragraph 8 meaning either (i) Lockheed Martin Corporation or (ii) Loral Corporation and any existing or newly organized subsidiary of Loral Corporation the stock of which is distributed to the shareholders of Loral Corporation, as the case may be) or its Board of Directors: (i) acquire, offer to

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     acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities, or direct or indirect rights to acquire any voting securities of the other party, or any assets of the other party or any subsidiary or division thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other party; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transactions involving the other party or its securities or assets; (iv) form, join or in any way participate in a "group" (as defined in Section 13 (d) (3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing. The parties agree that for the period specified above, neither will publicly request the other (its officers, directors, employees and agents) or publicly disclose any request, directly or indirectly, to waive any provisions of this paragraph.

8. Each of the parties hereto agrees that, for a period of two years from the date of this agreement, it and its controlled subsidiaries will not, directly or indirectly, solicit for employment any employee of the other party or any of its subsidiaries who became known to it as a result of the Discussions or its consideration of a Transaction or any other person with whom a party has direct contact in the course of negotiating any Transaction, provided, however, that any such solicitation shall not be deemed a breach of this agreement if (i) the personnel who perform such solicitation have no access to or knowledge of any Information or this agreement and (ii) none of the soliciting party's personnel who have access to the Information have actual advance knowledge of such solicitation; provided, further that nothing contained in this paragraph 8 shall be deemed to limit in any manner our ability to offer employment to your employees in the event of the consummation of a Transaction between us.
     The term "solicit for employment" shall not be deemed to include general solicitations of employment not specifically directed towards employees of a party or any of its subsidiaries.

9. Each of the signatories acknowledge that remedies at law may be inadequate to protect it against any actual or threatened breach of this agreement and, without prejudice to any other rights and remedies otherwise available to them, the signatories agree that each of them shall be entitled to equitable relief, including injunction. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this agreement has been breached then the breaching signatory shall reimburse the nonbreaching signatory for costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

10. No failure or delay by either signatory in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

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11.  This agreement will be governed by and construed in accordance with the laws of the State of New York.

12. Any notice or communication hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmissions or, if mailed, three (3) business days after the date of deposit in the United States mail, by certified mail return receipt requested as follows:

     (i)       If to us, to:

               Lockheed Martin Corporation
               6801 Rockledge Drive
               Bethesda, Maryland 20817
               Telephone: 301-897-6125
               Telecopy:  301-897-6791
               Attention: General Counsel

               with a copy to:

               O'Melveny & Myers
               153 E. 53rd Street
               New York, New York 10022
               Telephone: (212) 326-2000
               Telecopy:  (212) 326-2160
               Attention: Douglas C. Kranwinkle

               and to:

               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New York, New York 10022
               Telephone: (212) 735-3000
               Telecopy:  (212) 735-2001
               Attention: Peter Allan Atkins

     (ii)      If to you, to:

               Loral Corporation
               600 Third Avenue
               New York, New York 10016
               Telephone: 212-697-1105
               Telecopy:  212-682-9805
               Attention: Michael B. Targoff

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               with a copy to:

               Willkie Farr & Gallagher
               153 E. 53rd Street
               New York, New York 10022
               Telephone: (212) 821-8237
               Telecopy:  (212) 821-8111
               Attention: Bruce R. Kraus, Esq.

13. This agreement contains the entire agreement between the signatories concerning the confidentiality of the Information and other matters covered hereby, and no modifications of this agreement or waiver of the terms and conditions hereof will be binding, unless approved in writing by each of the signatories.

          Executed this 4th day of December, 1995.




     LOCKHEED MARTIN CORPORATION              LORAL CORPORATION



     By: /s/ Frank H. Menaker, Jr.        By: /s/ Michael B. Targoff
         -------------------------            ----------------------


     Its: Vice President and              Its: Senior Vice President
           General Counsel                      and Secretary
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